Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-17265 on Form S-8 of The GEO Group, Inc. of our report dated June 14, 2010, with respect to the statements of net assets available for benefits of The GEO Group, Inc. 401k Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related supplemental schedule as of December 31, 2009, which report appears in the annual report on Form 11-K of The GEO Group, Inc. 401k Plan.

/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
June 14, 2010